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                                                                    Exhibit 10.2

(ASPECT MEDICAL SYSTEMS(R) LOGO)                     (BRINGING INSIGHT OUT LOGO)

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                 BISX LICENSE, DEVELOPMENT, AND SUPPLY AGREEMENT

BISx LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT (hereinafter "Agreement") dated this 17th day of October, 2005 (the "Effective Date"), by and between Aspect Medical Systems, Inc., a Delaware corporation with its principal offices located at 141 Needham Street, Newton, Massachusetts ("Aspect") and Spacelabs Medical, Inc., a Delaware corporation, with offices at 5150 220th Ave SE, Issaquah, WA 98029 ("Spacelabs") for the development, purchase of products and the licensing of software by Spacelabs from Aspect under the terms and conditions contained in this Agreement.

1.   BACKGROUND

     1.1 Aspect is a developer, manufacturer and distributor of medical devices, equipment and related hardware, software and accessories, including the BISx Device, a device adapted to process selected EEG measurements and display the results thereof ("BIS") on a host patient monitor system.

     1.2 Spacelabs is a developer, manufacturer and distributor of medical devices, equipment and related hardware, software and accessories, including patient monitors and physiologic monitoring modules.

     1.3 Spacelabs desires to use Aspect's BISx technology in conjunction with Spacelabs' Patient Monitoring Systems.

     1.4 Aspect agrees to sell and/or license to Spacelabs selected Aspect Products, subject to the terms and conditions contained in this Agreement.

2.   DEFINITIONS

Bispectral Index or BIS   Aspect's proprietary processed EEG parameter that may
                          be used as an aid in monitoring the effects of certain
                          anesthetic agents.

Spacelabs Patient         Spacelabs designed multi-parameter patient monitoring
Monitoring System(s)      systems including monitors and modules.

BISx Device               The integrated solution of Aspect's BIS processing
                          technology and digital signal conversion technology.

BISx Kit BISx Device, Host Monitor Cable, and PIC designed for use with Spacelabs Patient Monitoring Systems.

PIC or PIC Plus           Patient interface cable

Host Monitor Cable        The cable that connects the BISx Device to the
                          Spacelabs BISx Module. This cable will be designed by
                          Aspect, with assistance from Spacelabs.

(ASPECT MEDICAL SYSTEMS(R) LOGO)                     (BRINGING INSIGHT OUT LOGO)

Host Cable Connector      The connector that will be integrated into the Host
                          Monitor Cable for connection to the Spacelabs BISx
                          Module.

Spacelabs BISx Module     The Spacelabs host device that provides power,
                          communication, and control to the BISx Kit.

BIS Sensor                A single-use disposable or semi-reusable sensor
                          manufactured by Aspect for use with the BISx Kit that
                          is required to generate the Bispectral Index.

Aspect Products           BISx Kit, BIS Sensors and any other product that can
                          be ordered by Spacelabs as listed in Exhibit A.

Software Aspect software programs in binary code form that are designed for use with the BISx Kit.

Party (ies)               Aspect and Spacelabs each individually or jointly.

Affiliate                 With respect to either Aspect or Spacelabs, any other
                          business entity which, directly or indirectly,
                          controls, is controlled by, or is under common control
                          with Aspect or Spacelabs, respectively.

Specification             Technical Specification for the BISx Kit as attached
                          in Exhibit C.

BIS Ready                 Spacelabs patient monitor that is capable of
                          communicating with the Spacelabs BISx Module.

3.   LICENSE.

     3.1  Licenses - General.

          Aspect agrees to sell to Spacelabs the Aspect Products listed on Exhibit A (Aspect Products and Purchase Prices). The components of the BISx Kits purchased from Aspect under this Agreement shall only be used in conjunction with the Spacelabs BISx Module which Spacelabs uses or sells, leases or otherwise makes available to third-party users in the regular course of business. The components of the BISx Kit shall only be resold, leased, rented, licensed or otherwise transferred to third parties for use with Spacelabs BISx Modules or as replacement parts used in BISx Kits and Spacelabs shall only sell Aspect approved sensor products in connection with any BISx Kits.

     3.2  Aspect Software License.

          Aspect hereby grants to Spacelabs and its Affiliates a non-exclusive and non-transferable license, with the right to sublicense only to purchasers of the Spacelabs BISx Module, during the term of the Agreement to use the Software loaded in the BISx Kit and related documentation provided by Aspect solely in connection with operation of the components of the BISx Kit with the Spacelabs BISx Module. All rights sublicensed to Spacelabs customers to use the BISx Kit shall survive any termination of this Agreement as long as they are in compliance with applicable sublicense agreements.


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(ASPECT MEDICAL SYSTEMS(R) LOGO)                     (BRINGING INSIGHT OUT LOGO)

     3.3  Distribution of BIS Sensors.

          (a)  Outside of the United States

               Aspect hereby grants to Spacelabs (and Spacelabs' Affiliates) the right to distribute outside the United States Aspect BIS Sensors purchased from Aspect. The parties acknowledge that neither Aspect nor Spacelabs has the ability to control the actual and specific use of the Aspect BIS Sensors by their customers.

          (b)  Within the United States

               Spacelabs may sell one box of twenty-five (25) Aspect BIS Sensors with each Spacelabs BISx Module sold by Spacelabs.

               Spacelabs may also purchase Aspect BIS Sensors in the United States for demonstration purposes. Aspect BIS Sensors purchased for demonstration use may not be resold to customers.

     3.4  Trademark License.

          Aspect hereby grants to Spacelabs (and Spacelabs' Affiliates) a nonexclusive, worldwide, royalty-free license (without the right to sublicense) to use Aspect's trademarks (as shown in Exhibit E) on the Spacelabs patient monitor screen display, the operator manuals provided by Spacelabs to its customers, or other locations designed to designate or promote the inclusion of BIS technology in the Spacelabs Patient Monitoring Systems provided that Aspect shall have the right to terminate such license if such products do not satisfy Aspect's quality standards, provided Spacelabs has been given reasonable notice of such standards, an explanation of how Spacelabs has failed to meet such standards and a reasonable opportunity to cure such failure. Aspect shall have the right to use Spacelabs' trademarks only with Spacelabs' prior written consent, which consent shall be granted in Spacelabs' sole discretion. Neither Party shall have any other right to use, display or utilize the other Party's Trademarks for any other purpose or in any other manner.

     3.5  Labeling.

          Spacelabs Patient Monitoring Systems that have BIS capability shall be labeled with a mutually agreed on logo located in a mutually agreed upon location.

4.   PRICES

     4.1  Purchase Prices.

          The prices of Aspect Products purchased by Spacelabs hereunder (the "Purchase Prices"), which are ordered during the term of the Agreement, shall be as set forth in Exhibit A (Aspect Products and Purchase Prices).

     4.2  Customization Costs.

          Additional costs which have been agreed upon in writing (both NRE and incremental unit cost) for customization of the product (mold color, labeling) will be borne by Spacelabs. Spacelabs shall be responsible for any charges associated with scrap of inventory due to any subsequent changes made to customized product.


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(ASPECT MEDICAL SYSTEMS(R) LOGO)                     (BRINGING INSIGHT OUT LOGO)

     4.3  Competitive Products and "BIS Ready" Price Discounts

          If Spacelabs offers a directly competitive product to the BISx Kit , the discounts for "% of Systems BIS Ready" shown in Exhibit A will be eliminated. Only discounts based on volume of BISx Kits shipped (with [**]% of Systems BIS Ready) will be available from that time forward. Products that display a parameter claiming to be a measure of the hypnotic effect of anesthesia and sedation are considered to be directly competitive products ("Competitive Products") for the purposes of this Section 4.

     4.4 Notwithstanding the provisions of Section 4.3 above, in the event Spacelabs advises Aspect that it has begun marketing a Competing Product because the Bispectral Index and/or the BISx Device are no longer sufficiently competitive from a technological or pricing standpoint, the application of Section 4.3 shall be tolled for a period of up to six months from the date of such notification (the "Tolling Period"). During the Tolling Period:

               - Spacelabs shall promptly provide Aspect with written documentation of the technological or pricing issues.

               - Aspect shall either provide documentation to (i) contest such assertion by Spacelabs or (ii) correct the technological or pricing issues identified by Spacelabs.

               - Aspect and Spacelabs shall agree in writing to the rationale provided to address the assertion of non-competitiveness or the proposal to correct the technological or pricing issues.

               - In the event Aspect is unable to successfully correct or contest technological or pricing issues within the Tolling Period, the provisions of Section 4.3 shall be deemed to be void for the term of this Agreement.

               - In the event that Aspect does correct the technological or pricing issue during such six-month period, the Tolling Period shall end and the provisions of Section 4.3 shall once again become in effect on a going forward basis.

5.   DEVELOPMENT.

     5.1  Project Management.

          Each Party shall appoint a "Project Manager" who shall oversee and manage the joint project on a day-to-day basis.

          The Project Managers shall meet regularly based on the project needs to assess the project status and discuss and resolve any issues or problems.

          Each Party shall bear its own communication and travel costs.

     5.2  Spacelabs Responsibilities.

          (a) Spacelabs and Aspect shall cooperate by the mutual provision of information necessary for the development of compatible Spacelabs BISx Modules and BISx


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(ASPECT MEDICAL SYSTEMS(R) LOGO)                     (BRINGING INSIGHT OUT LOGO)

               Kits. Spacelabs will assume the reasonable cost, as agreed to in writing by the two parties, which will not be unreasonably withheld, for any custom modifications to the BISx Kit to meet the technical requirements of the Spacelabs Patient Monitoring Systems. Spacelabs will authorize work to be performed by Aspect through the Purchase Order process.

          (b) Spacelabs will develop and own all intellectual property rights with respect to the necessary software for the Spacelabs BISx Module to communicate with the BISx Device. This software will allow the user to configure BIS parameters, and display the BIS related information on the Spacelabs Patient Monitoring System.

          (c) Spacelabs shall integrate and test the integration of the components of the BISx Kit with the Spacelabs BISx Module and the Spacelabs Patient Monitoring System.

          (d) Spacelabs will lend to Aspect a Spacelabs patient monitor and a Spacelabs BISx Module for testing purposes only. Said Spacelabs patient monitor and Spacelabs BISx Module will be provided to Aspect, at Spacelabs' cost and expense, at the appropriate time in the development process.

          (e) Spacelabs will identify a Host Cable Connector that will allow the Host Monitor Cable to plug directly into the Spacelabs BISx Module.

          (f) Spacelabs will provide Aspect with necessary mechanical interface information to mechanically interface the BISx Kit to Spacelabs BISx Module. This may include, but is not limited to, mechanical drawings or access to Spacelabs' third-party manufacturer of connectors.

          (g) Spacelabs will pay any agreed to NRE associated with the development of the Spacelabs Host Monitor Cable.

     5.3  Aspect Responsibilities.

          (a) Aspect shall provide Spacelabs with a proposal and receive Spacelabs authorization in writing before Aspect initiates any billable work or tasks.

          (b) Aspect shall design, develop and test the BISx Kit according to the mutually agreed Specifications.

          (c) Upon Spacelabs completing the integration of the BIS Kit into the Spacelabs BISx Module, Aspect will verify the accurate display of BIS on the Spacelabs Patient Monitoring System. Once successfully verified, Aspect will provide Spacelabs with a certification letter so indicating.

          (d) Aspect will be responsible for maintaining and returning the Spacelabs Patient Monitor and Spacelabs BISx Module in the same condition as received, subject to normal wear and tear. Aspect shall return such items to Spacelabs within thirty (30) days of receipt of written request for return from Spacelabs.


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(ASPECT MEDICAL SYSTEMS(R) LOGO)                     (BRINGING INSIGHT OUT LOGO)

          (e) Aspect will be responsible for developing the Software to insure the terms of the Exclusivity section of this agreement are met.

6.   MINIMUM PURCHASE VOLUME, PURCHASE ORDERS, FORECASTS, AND DELIVERY.

     6.1  Scheduled Order Products.

          All Aspect Products purchased under the Scheduled Order Process will follow the process set forth in Exhibit B.

     6.2  Discrete Purchase Order.

          For products not identified as "Scheduled Order Products" in Exhibit B, and/or for orders of Scheduled Order Products that are in addition to previously forecasted need, Spacelabs will issue to Aspect individual purchase orders ("Discrete Purchase Orders"). Each such Discrete Purchase Order shall be in the form of a written or electronic communication and shall contain, at a minimum, the following information: (i) a description of the product by part number; (ii) the quantity of the product; (iii) the delivery date or shipping schedule; (iv) the location to which the product is to be shipped; (v) transportation instructions; and (vi) any special instructions. Each Discrete Purchase Order shall provide an order number for billing purposes, and may include other instructions and terms as may be appropriate under the circumstances. All Discrete Purchase Orders shall be accepted or rejected by Aspect within five
          (5) business days of receipt. Except as provided below, Aspect shall use commercially reasonable good faith efforts to accept all Discrete Purchase Orders, to the extent practicable. In the event that an individual Discrete Purchase Order is neither accepted nor rejected within five (5) days by Aspect, such order shall be deemed to have been accepted by Aspect, unless Aspect establishes to Spacelabs' reasonable satisfaction that the order in question was not received by Aspect. In the event Spacelabs submits an order for product with changes in the Specifications which causes Aspect to be unable to meet the delivery schedule set forth in a proposed Discrete Purchase Order, the parties shall negotiate in good faith to agree upon a delivery schedule.

     6.3  Forecast.

          Upon the execution of this Agreement, Spacelabs shall provide Aspect with an initial six month forecast. Aspect shall make purchase commitments to suppliers based upon open orders and the forecast (subject to purchase commitments for long lead-time items and minimum buys in accordance with the lead-times and lot sizes set forth in Exhibit B), and Spacelabs shall be responsible for all such non-returnable components purchased in support of Spacelabs then-current forecast and open purchase orders. For all other purposes, however, the forecast shall be non-binding. Each week after the initial forecast, Spacelabs shall provide an updated forecast, so that a rolling forecast of twelve (12) months is always maintained.

     6.4  Reschedule of Discrete Purchase Orders.

          Spacelabs may reschedule all or part of a scheduled delivery under a Discrete Purchase Order in accordance with the table below


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(ASPECT MEDICAL SYSTEMS(R) LOGO)                     (BRINGING INSIGHT OUT LOGO)

DAYS BEFORE P.O. DELIVERY   PERCENTAGE RESCHEDULE
           DATE                   ALLOWANCE
-------------------------   ---------------------
        00 - 14                      [**]
        15 - 44                      [**]%
        > 45                         [**]%

     6.5  Cancellation.

          Discrete Purchase Orders may be terminated for convenience in whole or in part by Spacelabs in accordance with this provision. Termination hereunder shall be effected by the delivery to Aspect of a "Purchase Order Cancellation Notice" specifying the date upon which such termination becomes effective. Spacelabs liability to Aspect for cancelled orders shall be as follows:

          In the event of the cancellation of Discrete Purchase Orders by Spacelabs, that is not superseded by another purchase order or Scheduled Order, Spacelabs shall be liable for the payment of cancellation charges based on the number of days prior to scheduled delivery date that written notice of cancellation is received by Aspect, as outlined below:

> 8 weeks prior to acknowledged delivery     [**]
4-8 weeks prior to acknowledged delivery     [**]% of order value
2 - 4 weeks prior to acknowledged delivery   [**]% of order value
< 2 weeks prior to acknowledged delivery     [**]% of order value

     6.6  Delivery.

          Aspect shall use commercially reasonable efforts to ship the product to fill purchase orders submitted by Spacelabs to the delivery point and by the delivery date requested in such purchase orders.

     6.7  Shipment.

          Aspect will ship products FOB origin.

     6.8  Acceptance.

          Within ten (10) business days after arrival at destination, Spacelabs shall conduct its inspection and inform Aspect in writing if the Aspect Product in the given shipment is non-conforming to the Specification or in the number and type of product ordered. Spacelabs shall have the right to reject and return to Aspect for credit any Aspect Products in excess of quantities ordered, or the Aspect Products that are damaged before shipment or that do not conform to the requirements of this Agreement.

7.   GENERAL CONDITIONS OF THIS AGREEMENT.

     7.1  Exclusivity.

          Neither Spacelabs nor Aspect shall create any products, nor assist any third party in the creation of any products, compatible with the Spacelabs BISx Module which would act


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(ASPECT MEDICAL SYSTEMS(R) LOGO)                     (BRINGING INSIGHT OUT LOGO)

          as a substitute for the BISx Kit. Nothing in this Agreement shall be construed to grant Aspect any license to sell, distribute or license to any third party any Spacelabs specific components, including the enabling Software and portions of the Host Monitor Cable customized for Spacelabs. It is understood that Aspect sells, distributes, and licenses to other third parties both generic and customized Aspect BIS engines and BISx Kits to meet the needs of other OEM customers, and, subject to the exclusivity provisions of this Section 7.1, nothing in this Agreement shall prohibit Aspect from continuing to sell, distribute, or license these products or components thereof to customers other than Spacelabs.

8.   ROYALTIES AND COMMISSIONS.

     8.1  Commissions on Sales of Aspect BIS Sensors.

          For each BIS Sensor sold by Aspect to Spacelabs customers in the United States deemed to be for use with Spacelabs BISx Module, Aspect shall pay Spacelabs a commission equal to[**] percent of the net sales revenue (invoice price after discounts) billed by Aspect for such BIS Sensors. Aspect shall pay such commissions to Spacelabs on a calendar quarter basis. With such quarterly payments, Aspect shall provide to Spacelabs a list of Spacelabs customers to which such sales were made, the number of sensors sold in that quarter, and the net revenue billed for the sale of the sensors by Aspect. This quarterly payment shall be provided to Spacelabs no later than 30 days following the end of each calendar quarter. In the event that Aspect's standalone BIS monitors, the BIS modules and/or the BISx kits for other manufacturers have also been installed at such sites in addition to Spacelabs BISx Module, Spacelabs will be entitled to a [**] percent commission only on BIS Sensor sales deemed to be for use with the Spacelabs BISx Module. For the purposes of this Section 8.1, BIS Sensors shall be deemed to be for use with Spacelabs BISx Modules on the basis of a pro rata determination, based on the total number of BIS units of different types installed at such locations during the period according to Aspect's installed base records. To facilitate such calculations, Spacelabs will be responsible for providing Aspect with the documentation required in Section 8.2, and Aspect shall be responsible for providing Spacelabs with accurate information regarding the total number of non-Spacelabs units which have been installed, and are in use, at such sites. Such information shall be auditable by an independent auditor at Spacelabs' expense; provided, however, if the results of such audit reveal that the number of such non-Spacelabs units has been over reported by fifteen percent (15%) or more, Aspect shall reimburse Spacelabs for the cost of such audit.

     8.2  Installed Base Reporting.

          In the United States, Spacelabs will be responsible for providing Aspect with documentation, on a monthly basis for the month just ended, of the total number of Spacelabs BISx Modules shipped in the United States and the locations of such Spacelabs BISx Modules in the United States.


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          Outside the United States, Spacelabs will be responsible for providing
          Aspect with documentation, on a monthly basis, for the month just ended, of the total number of Spacelabs BISx Modules shipped outside the United States and the country locations of such Spacelabs BISx Modules.

9.   WARRANTY.

     9.1  General.

          Aspect warrants solely to Spacelabs that Aspect Products (including Software) delivered hereunder shall perform in accordance with the Specifications in Exhibit C (BISx Kit) and shall be free from defects in materials and workmanship, when given normal, proper and intended usage, for [**] months from the date of shipment of the BISx Kit to the Spacelabs end customer site or [**] months from the date of shipment by Aspect to Spacelabs, whichever is sooner. This warranty shall not apply to expendable components and supply items, such as, but not limited to, cables (except for failures occurring within 180 days of receipt of shipment by Spacelabs), or disposable items such as a BIS Sensor after the expiration date marked on the BIS Sensor packaging. Aspect shall not have any obligation under this Agreement to make repairs or replacements which result, in whole or in part, from catastrophe, fault or negligence of Spacelabs, or anyone claiming through or on behalf of Spacelabs, or from improper or unauthorized use of Aspect Products, or use of Aspect Products in a manner for which they were not designed.

     9.2  Warranty Procedures.

          Spacelabs shall notify Aspect of any Aspect Products which it believes to be defective during the applicable warranty period and which are covered by the warranties set forth in Section 9.1. At Aspect's option, such Aspect Products shall be returned by Spacelabs to Aspect's designated facility for examination and testing, or may be repaired on site by Aspect. Aspect shall either repair or replace, within thirty (30) days of receipt by Aspect, any such Aspect Product found to be defective and return these Products to Spacelabs. Transportation and insurance costs shall be borne by Aspect. Should Aspect's examination and testing disclose that there was no defect covered by the foregoing warranty, Aspect shall so advise Spacelabs and dispose of or return the Aspect Product in accordance with Spacelabs' instructions and at Spacelabs' expense, and Spacelabs shall reimburse Aspect for transportation and insurance costs.

     9.3  Repair Warranty.

          Aspect warrants its repair work and/or replacement parts for the duration of the original warranty period as set forth in Section 9.1 or at least [**] months, whichever is longer; provided, however, if the applicable law in any country in which such Aspect Products are repaired or replaced requires a longer warranty period for such repaired or replaced items, the applicable warranty period offered by Aspect shall be increased by the amount necessary to comply with such laws.

     9.4  DISCLAIMER OF WARRANTIES.

          THE PROVISIONS OF THE FOREGOING WARRANTIES ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL,


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          INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR
          PURPOSE OR NONINFRINGEMENT.

10.  SERVICE AND SUPPORT

     10.1 Installation, Service, and Support.

          Subject to the warranty provisions of Section 9, Spacelabs shall be responsible for providing installation, service (including repair) and support to its end customers for the Aspect Products Spacelabs sells to such customers, and, except as otherwise required by the warranty provisions herein, Spacelabs shall bear all related costs incurred for labor, parts, or travel to perform such service. Aspect shall make available world-wide technical and clinical support to Spacelabs during normal business hours (7AM - 5PM ET).

     10.2 Central Repair Service

          For the term of this Agreement, Aspect agrees to provide central repair service (as opposed to field service) to Spacelabs for Aspect Products sold hereunder. For Aspect Product no longer under warranty, repair will be charged at Aspect's then current service rate for labor and materials.

     10.3 Training.

          Aspect agrees to provide training, without charge to Spacelabs, at mutually agreed upon times and locations in the United States, Europe, Asia and Latin America, to a mutually agreed upon number of Spacelabs personnel prior to the market release of the Spacelabs BISx Module and BISx Kit. Aspect shall provide additional training from time-to-time to Spacelabs personnel to keep Spacelabs up to date on product and clinical applications changes.

     10.4 Customer In-service.

          Aspect shall provide initial in-service support to Spacelabs customers within the United States with respect to BIS theory and algorithm, BIS sensor usage and clinical applications upon request. Spacelabs shall provide customer training on all other aspects of Spacelabs products. Spacelabs shall provide training to its customers outside the Unites States with respect to Aspect Products.

     10.5 Service Period.

          For a period of seven (7) years following the last delivery to Spacelabs of the applicable Aspect Product (excluding refurbished product) ordered by Spacelabs hereunder, Aspect shall use its reasonable efforts to make available repair service (or at Aspect's sole discretion, exchange units or replacement parts for the Aspect Products) for purchase by Spacelabs and third-party users of the Aspect products at Aspect's then-current prices for such repair services and exchange units. After expiry of this seven (7) year period, Aspect may, in its sole discretion, continue to supply repair services (and/or exchange units for the Aspect Products) subject to the mutual written agreement of the Parties.

     10.6 Service Records.

          For a period beginning with the first shipment of BISx Kits from Aspect to Spacelabs,


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          to ten years ten (10) years after the last shipment of new BISx Kits from Aspect to Spacelabs, Aspect shall maintain a complete record of all repair activities performed on any Aspect Products received from Spacelabs or Spacelabs customers for repair. Aspect shall make such records available for inspection by Spacelabs upon reasonable written notice.

11.  QUALITY ASSURANCE

     11.1 Certification Status.

          Both parties agree to maintain, as applicable, ISO900x or ISO13485, European directive 93/42/EEC Annex II ("MDD AX-II") certification status and compliance with the U.S. Food and Drug Administration's ("FDA") Quality System Regulation ("QSR"), the European Medical Device Directive ("MDD"), and other appropriate regulations pertinent to the development, manufacturing and marketing of medical products similar to the Aspect Products.

     11.2 Aspect Product Compliance.

          All Aspect Products sold by Aspect under this Agreement shall fully comply with applicable laws and regulations, including the above quality requirements, and with the standards set forth in Exhibit F.

     11.3 QA and Regulatory Audits.

          Aspect shall permit Spacelabs' Quality Assurance department to conduct a reasonable audit of its facilities at a mutually agreed upon date after the date of this Agreement for the purpose of approving its status as an OEM supplier, and reasonable periodic audits thereafter for the purpose of confirming continuing compliance with applicable quality and regulatory requirements. Such audits shall be scheduled with at least thirty (30) days advance notice during normal business hours and shall not take place more than once per calendar year. All costs incurred by Spacelabs for such audits shall be the sole responsibility of Spacelabs.

12.  REGULATORY MATTERS.

     12.1 Aspect Products.

          Aspect shall assume full regulatory responsibility for the Aspect Products, including obtaining and maintaining all applicable governmental authorizations and regulatory approvals required to distribute the BISx Kit. In particular, Aspect shall be responsible for generating its own Device Master Record for the BISx Kit. The BISx Device shall be labeled as manufactured by Aspect.

     12.2 Spacelabs BISx Module.

          Spacelabs shall assume the regulatory responsibility for the Spacelabs BISx Module and the integrated system with the BISx Kit. Aspect shall provide commercially reasonable support to Spacelabs as required in the process of obtaining regulatory approvals by making available to Spacelabs any required information, data, certificates, or technical files in the requested formats as requested by the regulatory authorities. The Spacelabs BISx Module shall be labeled as manufactured by Spacelabs.


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     12.3 Product Complaints and Incident Reporting.

          Spacelabs and Aspect shall inform each other (in writing) monthly of any and all customer complaints that have come to their attention during the prior month regarding the Spacelabs BISx Module, the BISx Kit or Aspect BIS Sensors that were used in conjunction with a Spacelabs Patient Monitoring System and relating to Aspect technology. Both parties will cooperate and use reasonable efforts to resolve such customer complaints. Closure of any such customer complaints relating to the Spacelabs BISx Module will occur when Spacelabs notifies Aspect that the problem is resolved. Closure of any such customer complaint relating solely to Aspect Products or Aspect BIS Sensors will occur when Aspect notifies Spacelabs that the problem is resolved.

          Spacelabs and Aspect shall inform each other in writing of all incidents relating to Aspect Products or the Spacelabs BISx Module, within 48 hours of making a determination that such event requires reporting under any applicable regulatory or other governmental reporting requirements, including without limitation incidents involving death or serious injury, malfunctions that, if recurrent, may cause or contribute to death or serious injury or other material quality problems or concerns; provided, however, for the purposes of clarity, if such reportable event involves a third party product into which BIS, a BISx Device or other Aspect Product has been incorporated, but the cause of reportable incident was some other aspect or attribute of such third party product, then the notification requirement in this paragraph shall not apply. Aspect will be responsible for reporting such incidents to the appropriate regulatory authority for the BIS Sensors and BISx Devices. Spacelabs will be responsible for reporting such incidents to the appropriate regulatory authority for the Spacelabs BISx Module. Both parties shall fully cooperate with each other as may be necessary to comply with any reporting obligations regarding such incidents or quality concerns. If FDA or other authorities contact either party to inquire about or investigate the Products sold to Spacelabs under this Agreement, the contacted party, unless required to maintain confidentiality by such authorities, shall inform the other party immediately thereof. The parties shall cooperate closely to clear any regulatory issues or potential regulatory issues promptly.

     12.4 Notifications to Spacelabs.

          Aspect agrees to promptly inform Spacelabs of any official observations of the FDA relating to any Aspect Product or the manufacturing of such Aspect Product as well as Aspect's response to such findings. Aspect will immediately inform Spacelabs of any Aspect Product that does not meet the Specification or does not perform as intended, as well as any Medical Device Report ("MDR") reportable event of which it becomes aware.

     12.5 Recall.

          In the event that a corrective action (including notifications or recalls) is initiated with respect to any Aspect Product, and such action (i) is required to comply with applicable laws or regulations,
          (ii) is initiated by Aspect in its discretion for a reasonable business purpose or for safety reasons or (iii) is the result of Aspect's failure to supply Aspect Products that conform in all material respects to the applicable standards, Aspect shall


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          be responsible for the repair or replacement of the Aspect Products without cost to Spacelabs. Aspect agrees to consult with Spacelabs to establish a reasonable process for managing the corrective action and Aspect shall be responsible for all reasonable out-of-pocket expenditures incurred by Spacelabs if Aspect fails to take such action. In the event that Aspect or Spacelabs is required to take such action to comply with applicable laws or regulations or such action is reasonably necessary for safety and efficacy reasons or for the failure of the Aspects Products to comply with specifications (other than minor deviations from specifications) and fails to do so within 10 days of being notified of the need for such action, Spacelabs shall have the right to take such action and Aspect shall reimburse Spacelabs for all reasonable out-of-pocket expenditures incurred in connection with such action by Spacelabs. If it is determined by an arbitrator that such action was not necessary for safety reasons or for the failure of Aspect Products to comply with specifications (other than a minor deviation from such specifications), Spacelabs will return to Aspect any amounts previously paid to Spacelabs by Aspect in connection with such action.

     12.6 Delegation.

          Spacelabs may at its sole discretion delegate some of the obligations under this Section 12 to its sub-distributors. Notwithstanding anything to the contrary herein, Spacelabs shall remain responsible for compliance with this Section 12 even after such delegation.

     12.7 Traceability.

          Spacelabs agrees to maintain traceability through Aspect serial number and/or lot code for all Aspect Products shipped to Spacelabs.

13.  PRODUCT UPDATES, PRODUCT CHANGES; DISCONTINUED PRODUCTS;

     13.1 Product Updates.

          Promptly upon release, Aspect shall make available to Spacelabs all future features and performance improvements to the Aspect Products and/or Software.

     13.2 Product Changes

          Aspect shall have the right, at any time and from time to time, to make substitutions and modifications to Aspect Products, provided that such substitutions or modifications shall not materially affect form, fit, function, functional interchangeability or interface capability or materially negatively affect the reliability, serviceability or performance of Aspect Products. In the event that any proposed substitution or modification affects such form, fit, function, reliability, serviceability, performance, functional interchangeability or interface capability of an Aspect Product, Aspect shall give Spacelabs written notice of such proposed substitution or modification at least ninety (90) days prior to its taking effect and Spacelabs shall have the right, during such ninety
          (90) day period and for ninety (90) days thereafter, to order Aspect Products without such substitution or modification for delivery up to ninety (90) days after such substitution or modification takes effect. Aspect shall provide the appropriate verification and validation information for evaluating the effect of the change on the BISx Kit.


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     13.3 Discontinued Products.

          Aspect agrees to notify Spacelabs in writing not less than twelve (12) months in advance of the discontinuance of any Aspect Products. Spacelabs shall be able to place orders for at least six (6) months after receipt of the written notice in any case. In addition, Spacelabs shall be entitled to determine its lifetime-buy quantities and place a corresponding last purchase order.

14.  OWNERSHIP AND PROTECTION OF RESULTS.

     14.1 No Transfer of Ownership.

          It is expressly agreed that neither Aspect nor Spacelabs shall transfer to the other Party ownership of any patent rights, copyrights or other intellectual property of any kind that either Party owns.

     14.2 Models, Patterns, Dies, etc.

          The Party paying for the design, development and manufacture of any models, patterns, dies, molds, jigs, fixtures, and other tools made for or obtained in connection with this Agreement shall have title thereto, and possession thereof shall be transferred to such title holder no later than thirty (30) days after termination of this Agreement.

15.  DOCUMENTATION AND TRAINING.

     Aspect agrees to provide Spacelabs with product literature, sales team and customer training tools, operations and maintenance manuals, and other information to provide initial training to the Spacelabs sales team to sell and maintain Aspect Products.

16.  CONFIDENTIALITY.

     No confidential information disclosed by either Party to the other in connection with this Agreement shall be disclosed to any person or entity other than the recipient Party's employees and contractors directly involved with the recipient Party's use of such information who are bound by written agreement to protect the confidentiality of such information, and such information shall otherwise be protected by the recipient Party from disclosure to others with the same degree of care accorded to its own confidential information of like importance. In addition, each Party and its representatives shall use the confidential information only for the purposes specified under this Agreement and such information shall not be used for any other purpose without the prior written consent of the disclosing Party. Both sides should consider as confidential and protect any information that could reasonably be construed as confidential. This would include but not be limited to, technical information and specifications, sales plans including customer names and locations and product information including new developments and product roadmaps. Information shall not be subject to this provision if it is or becomes a matter of public knowledge without the fault of the recipient Party, if it was a matter of written record in the recipient Party's files prior to disclosure of it by the other Party, if it was or is received by the recipient Party from a third person under circumstances permitting its unrestricted disclosure by the recipient Party, or if it was independently developed by the recipient Party without reference to the confidential information. Upon termination of this Agreement, each Party shall promptly destroy all confidential information of the other Party in


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     the possession or control of such Party and all copies thereof, provided that each Party may retain one copy thereof for archival purposes. The obligations under this Section 16 shall continue for both Parties for a period of five (5) years after delivery by Aspect to Spacelabs of the last Aspect Product under this Agreement. Spacelabs is entitled to transmit confidential information of Aspect to Spacelabs subsidiaries and affiliated companies. In such case these subsidiaries and affiliated companies may only use such information to the same extent as Spacelabs is entitled to use such information under this Agreement and shall be subject to the terms of this Section 16. Spacelabs shall be responsible if any of these subsidiaries and affiliated companies fails to comply with the confidentiality provisions of this Agreement.

17.  INDEMNITIES.

     17.1 Indemnification by Aspect

          (a) Aspect represents and warrants that it has not granted anywhere in the world any exclusive licenses or exclusive sublicenses in the Aspect Products that would prevent it from granting Spacelabs the licenses set forth in Section 3.2 (Aspect Software License). Aspect also represents and warrants that it has the right and authority to engage in the joint development of the Spacelabs BISx Module and BISx Kit as contemplated hereunder and further, that to its knowledge, such activity will not infringe upon or misappropriate any third party's intellectual property rights or violate the terms of any agreement Aspect has entered into with a third party.

          (b) Aspect will defend at its own expense, and will pay the costs and damages (including reasonable attorneys fees, other professional fees and other costs of litigation or settlement) made in settlement or awarded as a result of, any action brought against Spacelabs or any of Spacelabs' customers based on an allegation of infringement or misappropriation with respect to any Aspect Product, provided Spacelabs shall have promptly provided Aspect written notice thereof and reasonable cooperation, information, and assistance in connection therewith, and (ii) Aspect shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Should any Aspect Product become or, in Aspect's opinion, be likely to become the subject of an injunction preventing its use as contemplated herein, Aspect may, at its option, (1) procure for Spacelabs the right to continue using such Aspect Product, (2) replace or modify such Aspect Product so that they become non-infringing, or, if (1) and
               (2) are not reasonably available to Aspect, then (3) terminate Spacelabs' right to use the allegedly infringing Aspect Product and, subject to the provisions of Section 23.6 below, shall compensate Spacelabs for any loss or damages incurred by Spacelabs as a result of such alleged infringement or misappropriation or such termination of rights. Aspect shall have no liability or obligation to Spacelabs hereunder with respect to any patent, copyright or trade secret infringement or claim thereof based upon (i) use of the Aspect Product by Spacelabs in combination with devices or products not provided by Aspect, (ii) use of the Aspect Product in an application or environment for which such Aspect Product


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               were not designed or contemplated, (iii) modifications,
               alteration or enhancements of the Aspect Product not created by or for Aspect, or (iv) any claims of infringement of a patent, copyright or trade secret in which Spacelabs or any affiliate of Spacelabs has an interest.

          (c) In the event that any claim is brought against Spacelabs as a result of personal injuries and/or property damages resulting from any Aspect Product or that portion of the BISx Kit developed and/or manufactured by or for Aspect, and provided further that such claims are a result of the defective design or manufacture of the Aspect Products or other negligence on the part of Aspect, and do not arise as a result of the misuse of the Aspect Products, or the use of the Aspect Products in an application for which it was not designed by Aspect, where such claim would not have occurred but for such misuse or use, Aspect agrees that it shall indemnify and hold Spacelabs and its directors, officers, employees, representatives and agents harmless from and against any damages, liabilities, costs and expenses (including reasonable attorneys' and other professional fees and other costs of litigation) arising out of such claim, provided that the procedures set forth in Section 17.3 are followed.

     17.2 Indemnification by Spacelabs.

          (a) Spacelabs represents and warrants that it has the right and authority to engage in the development of the Spacelabs BISx Module and BISx Kit as contemplated hereunder and that to its knowledge such activity will not infringe upon or misappropriate any third party's intellectual property rights or violate the terms of any agreement Spacelabs has entered into with a third party.

          (b) Spacelabs will defend at its own expense, and will pay the costs and damages (including reasonable attorneys fees, other professional fees and other costs of litigation or settlement) made in settlement or awarded as a result of, any action brought against Aspect based on an allegation of infringement or misappropriation with respect to any Spacelabs-supplied component of the Spacelabs BISx Module or BISx Kit.

          (c) In the event that any claim is brought against Aspect as a result of personal injuries and/or property damages resulting from the Spacelabs BISx Module, and provided further that such claims do not arise as a result of the defective design or manufacture of that portion of the Spacelabs BISx Module developed or manufactured by Aspect or as a result of reliance by Spacelabs upon faulty information received from Aspect, Spacelabs agrees that it shall indemnify and hold Aspect and its directors, officers, employees, representatives and agents harmless from and against any damages, liabilities, costs and expenses (including reasonable attorneys' and other professional fees and other costs of litigation) arising out of such claim, provided that the procedures set forth in Section 17.3 are followed.

     17.3 Indemnification Procedures.


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          (a)  In the event that any person intends to claim indemnification pursuant to this Agreement, (an "Indemnitee"), it shall promptly notify the indemnifying Party (the "Indemnitor") in writing of such alleged liability, provided that the failure to promptly notify the Indemnitor shall not relieve the Indemnitor of any obligation under this Agreement except to the extent such failure to provide prompt notice adversely impairs the Indemnitor's ability to defend against the claim, suit or proceeding.

          (b) The Indemnitor shall have the sole right to control the defense and settlement thereof, provided, that (i) the Indemnitor may not consent to imposition of any obligation or restriction on, or the admission of any wrongdoing on the part of, the Indemnitee in any settlement unless mutually agreed among Aspect and Spacelabs (ii) Indemnitor shall keep Indemnitee fully informed and permit the Indemnitee to participate (at Indemnitee's expense) as the Indemnitee may reasonably request and (iii) Indemnitee may, without affecting its right to indemnity hereunder, defend and settle any such claim, suit or proceeding if Indemnitor declines to defend against such claim, suit or proceeding or Files for Bankruptcy. The Indemnitee shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Agreement, at the expense of the Indemnitor.

          (c) The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of Indemnitor, which Indemnitor shall not be required to give, provided that the Indemnitee may, without affecting its right to indemnity hereunder, defend and settle any such claim, suit or proceeding if the Indemnitor declines to take responsibility or Files for Bankruptcy.

18.  TRADEMARKS.

     18.1 Trademarks.

          (a)  Ownership.

               Spacelabs acknowledges and agrees that, as between Aspect and Spacelabs, Aspect is the sole and exclusive owner of all right, title and interest in the trademarks identified on Exhibit E ("Aspect Trademarks"). Aspect acknowledges and agrees that, as between Aspect and Spacelabs, Spacelabs is the sole and exclusive owner of all right, title and interest in and to the trademarks identified on Exhibit E ("Spacelabs Trademarks") (collectively the "Trademarks"). Each Party recognizes the value of the other Party's Trademarks and the good will associated with the other Party's Trademarks. Spacelabs agrees that its use of the Aspect Trademarks and any good will arising therefrom shall inure to the benefit of Aspect. Aspect agrees that its use of the Spacelabs Trademarks and any good will arising therefrom shall inure to the benefit of Spacelabs. Nothing contained herein shall create, nor shall be construed as an assignment of, any right, title or interest in or to the Aspect Trademarks to Spacelabs, or the Spacelabs Trademarks to Aspect, other than the grant of the


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               licenses in Section 3.4; it being acknowledged and agreed that all other right, title and interest in and to the Aspect Trademarks is expressly reserved by Aspect and its licensors, and all other right, title and interest in and to the Spacelabs Trademarks is expressly reserved by Spacelabs. Each Party shall keep the other Party's Trademarks free from all liens, mortgages or other encumbrances. Each Party agrees that it shall not attack or otherwise challenge the title, validity or any other rights of the other Party in or to its Trademarks, unless in the context of a claim for indemnification resulting from an allegation by a third party of trademark infringement arising from a Party's use of the other Party's Trademark as permitted hereunder.

          (b)  Notice.

               All Spacelabs BISx Modules or BISx Kits that use the Aspect Trademarks shall be accompanied, where reasonable and appropriate, by a proprietary notice consisting of the following elements:

               (i) The statement "[insert trademark(s)] is a trademark(s) of [or licensed to] Aspect Medical Systems, Inc."

               (ii) Spacelabs shall include the "(TM)" or "(R)" symbol, as instructed by Aspect, after the first prominent use of the Aspect Trademark in Spacelabs patient monitor related materials. Spacelabs shall have a period of sixty (60) days in which to begin to use the "(R)" symbol in replacement of the "(TM)" symbol upon receiving instructions to do so by Aspect for all new stock of such materials. Spacelabs may continue to deliver stocked literature printed before the change becomes effective.

          (c)  Quality Standards.

               (i)  Inspection.

                    In the event that a Party uses the other Party's Trademarks as authorized herein, then, upon reasonable notice and request, the licensee Party will furnish to the licensor Party samples of the licensee Party's applicable advertising and promotional materials as necessary to allow the licensor Party to monitor compliance with this Agreement. In addition, upon reasonable notice and request, each licensee Party will permit the licensor Party to examine any products bearing the licensor Party's Trademarks to verify that such .products meet the licensor Party's quality control standards for such products. If such products do not meet the licensor Party's quality control standards, the licensee Party shall not distribute such products with the licensor Party's Trademarks.

               (ii) Protection and Infringement.

                    Each Party agrees to reasonably cooperate with and assist the other Party, at such other Party's expense, in obtaining, maintaining, protecting, enforcing and defending the other Party's proprietary rights in and to its Trademarks. In the event that either Party learns of any


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                    infringement, threatened infringement or passing-off of the other Party's Trademarks, or that any third party claims or alleges that the other Party's Trademarks infringe the rights of the third party or are otherwise liable to cause deception or confusion to the public, the Party obtaining such information shall notify the other Party giving the particulars thereof, and if such claims or allegations relate to this Agreement, the Spacelabs BISx Module, the BISx Kit or Aspect Products sold hereunder, shall provide necessary information and assistance reasonably requested by such other Party (at the requesting Party's cost and expense) in the event that such other Party decides that proceedings should be commenced.

          (d)  Termination.

               In addition to the termination rights set forth in Section 20 hereof, in the event that either Party is in material breach of any provision of this Section 18, the non-breaching Party may, upon thirty (30) days written notice, terminate the license granted in Section 3.4 if the breaching Party does not cure such breach or default within such thirty (30) day period. In addition to the provisions of Section 18 hereof, upon termination of the license granted in Section 3.4, or upon termination of this Agreement, for whatever cause:

               (i) Each Party shall immediately cease and desist from any further use of the other Party's Trademarks and any trademarks confusingly similar thereto, either directly or indirectly;

               (ii) All rights in the Aspect Trademarks granted to Spacelabs hereunder shall immediately terminate, and all rights in the Spacelabs Trademarks granted to Aspect hereunder shall immediately terminate.

          (e)  Promotional Claims.

               The general form of any promotional claims by Spacelabs regarding Aspect's Bispectral Index technology and/or the integration of Aspect's Bispectral Index technology in Spacelabs Patient Monitors, and the specific form of the use of Aspect's trade names and Trademarks, and of intended use claims regarding Aspect's Bispectral Index technology, in promotional material, advertisement, and/or in written technical literature shall be subject to review and approval by Aspect prior to its publication or display, which approval shall not be unreasonably withheld. The general form of any promotional claims by Aspect regarding Spacelabs' Patient Monitors or the integration of Aspect's Bispectral Index technology in Spacelabs Patient Monitors, and the specific form of the use of Spacelabs' trade names and Trademarks, and of intended use claims regarding the Spacelabs BISx Modules, in promotional material, advertisement, and/or in written technical literature shall be subject to review and approval by Spacelabs prior to its publication or display, which approval shall not be unreasonably withheld.

19.  EXPORT.


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     Spacelabs shall not export, directly or indirectly, Aspect Products
     (including when integrated into a Spacelabs BISx Module) or other products, information or materials provided by Aspect hereunder, to any country for which the United States requires any export license or other governmental approval at the time of export without first obtaining such license or approval. It shall be Spacelabs' responsibility to comply with the latest United States export regulations, and Spacelabs shall defend and indemnify Aspect from and against any damages, fines, penalties, assessments, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) arising out of any claim that the BISx Kit or other products, information or materials provided by Aspect hereunder were exported or otherwise shipped or transported in violation of applicable laws and regulations.

20.  TERM: DEFAULT AND TERMINATION.

     20.1 Term and Renewal.

          The initial term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years following introduction of the Spacelabs BISx Module. The term of this Agreement shall thereafter be renewed automatically for successive twelve (12) month periods, unless either Party provides written notice of termination to the other Party at least one hundred eighty (180) days prior to expiration of the Agreement.

     20.2 Termination for Cause.

          Material Competitive Features.

          Either party may terminate this Agreement if the other Party's component products do not have material competitive features for measuring the hypnotic effects of anesthetic and sedative agents on the brain. In order to exercise its rights under this Section 20.2(a), a Party must provide six months prior written notice to the other Party, specifying in reasonable detail the material features or capabilities that are required. Following receipt of such notification, the notified Party shall have six calendar months to include such features in its component products. If at the end of such six month period, the notified Party is unable to do so, the notifying Party may terminate the Agreement.

     20.3 Events of Default.

          The following shall constitute events of default under this Agreement:

          (a) if either Party assigns this Agreement or any of its rights or obligations hereunder without the prior written consent of the respective other Party, except: (a) as specifically permitted under this Agreement; or (b) in connection with the sale or other transfer of such Party's business to which this Agreement relates (the word "assign" to include, without limiting the generality thereof, a transfer of a majority interest in the Party) or

          (b) if either Party shall neglect or fail to perform or observe any of its material obligations to the other Party hereunder, including, without limiting the


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               generality thereof, the timely payment of any undisputed sums due, and such failure is not cured within thirty (30) days after written notice thereof from the other Party; or

          (c) if there is (a) a dissolution, termination of existence, liquidation, insolvency or business failure of either Party, or the appointment of a custodian or receiver of any part of either Party's property, if such appointment is not terminated or dismissed within thirty (30) days; (b) a composition or an assignment or trust mortgage for the benefit of creditors by either Party; (c) the commencement by either Party of any bankruptcy proceeding under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally; or (d) the commencement against either Party of any proceeding under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days ("File for Bankruptcy").

     20.4 Remedies.

          Upon any event of default, and in addition to any other remedies either Party may have at law or in equity, the non-defaulting Party may terminate the Agreement, cancel any outstanding Order, refuse to make or take further Orders or deliveries, and declare all obligations immediately due and payable. Any such termination or other action taken by the non-defaulting Party pursuant to this Section 20.4 shall not relieve the defaulting Party of its obligations hereunder and the non-defaulting Party shall retain all legal and equitable remedies after such termination.

21.  INSURANCE.

     Upon request, Aspect shall provide evidence of product liability, general liability and property damage insurance against an insurable claim or claims which might or could arise regarding Aspect Products purchased from Aspect. Such insurance shall contain a minimum limit of liability for bodily injury and property damage of not less than 1,000,000 (one million) US$.

22.  DISPUTE RESOLUTION.

     22.1 General.

          Any dispute, controversy or claim arising out of or relating to this Agreement or any related agreement or the validity, interpretation, breach or termination thereof (a "Dispute"), including claims seeking redress or asserting rights under applicable law, shall be resolved in accordance with the procedures set forth herein. Until completion of such procedures, no Party may take any action not contemplated herein to force a resolution of the Dispute by any judicial or similar process, except to the limited extent necessary to; (i) avoid expiration of a claim that might eventually be permitted hereby; or
          (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.


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     22.2 Waiver.

          In connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, enhanced or other indirect damages in excess of compensatory damages and (ii) trial by jury.

     22.3 Good Faith Negotiations.

          Any Dispute relating to this Agreement will be resolved first through good faith negotiations between appropriate management-level representatives of each Party having responsibility for the sale or use of products involved.

     22.4 Arbitration.

          If within thirty (30) days the parties are unable to resolve the Dispute through good faith negotiation, a Party may submit the Dispute for resolution by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof, unless the parties agree to adopt such rules as in effect at the time of the arbitration. The arbitral tribunal shall be composed of one arbitrator; and the arbitration shall be conducted in Boston, Massachusetts. If the resolution of the Dispute is not found within the terms of this Agreement, the arbitrator shall determine the Dispute in accordance with the governing law of the Agreement, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable. The prevailing Party in any arbitration conducted under this Section may, in the discretion of the arbitrator, be entitled to recover from the other Party (as part of the arbitral award or order) all or a portion of its reasonable attorneys' fees and other costs of arbitration.

     22.5 Applicable Law.

          The law applicable to the validity of this arbitration provision, the conduct of the arbitration, the challenge to or enforcement of any arbitral award or order or any other question of arbitration law or procedure shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. sections 1-16; however, the award can be modified or vacated on grounds cited in the Federal Arbitration Act or, if the arbitrator's findings of facts are not supported by substantial evidence or the conclusions of law are erroneous, under the laws of the Commonwealth of Massachusetts. The place of arbitration shall be in Boston, Massachusetts. The Parties agree that the federal and state courts located in the Commonwealth of Massachusetts shall have non-exclusive jurisdiction over any action brought to enforce this arbitration provision, and each Party irrevocably submits to the jurisdiction of said courts. Notwithstanding the foregoing sentence, either Party may apply to any court of competent jurisdiction, wherever situated, for enforcement of any judgment on an arbitral award.

     22.6 Time Limit.

          Except as time barred under any applicable statute of limitations of lesser duration, any claim by either Party shall be time-barred unless the asserting Party commences an arbitration proceeding with respect to such claim within two (2) years after the Party has actual notice of the events or circumstances giving rise to the cause of action.


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     22.7 Provisional or Interim Judicial Measures.

          Notwithstanding any other provision of this Agreement, the Parties expressly agree that prior to the first meeting of the arbitrator either Party shall have the right to apply to any state or federal court in the Commonwealth of Massachusetts or any other court that would otherwise have jurisdiction, for provisional or interim measures.

     22.8 Consolidated Proceedings.

          Each Party hereby consents to a single, consolidated arbitration proceeding of multiple claims, or claims involving more than two parties. The prevailing Party or parties in any arbitration conducted under this paragraph may, in the discretion of the arbitrator, be entitled to recover from the other Party or parties (as part of the arbitral award or order) all or a portion of its or their reasonable attorneys' fees and other reasonable costs of arbitration.

23.  GENERAL PROVISIONS.

     23.1 Force Majeure.

          In the event that either Party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, epidemic, destruction of production facilities, insurrection, labor, equipment, transportation or energy insufficient to meet manufacturing needs, or any other cause beyond the reasonable control of the Party invoking this provision, and if such Party shall have used its best efforts to avoid such occurrence and minimize its duration and has given prompt written notice to the other Party, then the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

     23.2 Publicity.

          Neither Party shall originate any publicity, news release or other public announcement relating to this Agreement or the existence of an arrangement between the Parties without the prior written approval of the other Party, except as otherwise required by law.

     23.3 Waiver.

          The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such Party.

     23.4 No Agency.

          Nothing contained in this Agreement shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Neither Party shall be responsible for the acts or omissions of the other


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          Party, and neither Party shall have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

     23.5 Survival of Obligations.

          All obligations of either Party under Sections 9 (Warranty), 10 (Service and Support), 12 (Regulatory Matters), 12.5 (Recall) 14 (Ownership and Protection of Results), 16 (Confidentiality), 17 (Indemnities), 18 (Trademarks), 22 (Dispute Resolution), and 23.6 (Limitation on Liability) shall survive the expiration or termination of this Agreement and continue to be enforceable.

     23.6 LIMITATION ON LIABILITY.

          EXCEPT AS PROVIDED IN SECTION 17, EACH PARTY'S LIABILITY ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLYING OF PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE SUM OF ALL AMOUNTS PAID AND PAYABLE BY SPACELABS TO ASPECT UNDER THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR OTHER INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THE MANUFACTURE, USE, SALE OR SUPPLYING OF PRODUCTS BY SPACELABS OR ASPECT.

     23.7 Severability.

          In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, unless the stricken provisions affect the basis of the Agreement.

     23.8 Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of laws principles, and the UN Convention on Contracts for the International Sale of Goods shall not be applicable.

     23.9 Notices.

          Any notice or communication with regard to the termination of or changes to this Agreement from one Party to the other shall be in writing and either personally delivered, sent via confirmed overnight delivery, or sent via certified mail, postage prepaid and return receipt requested addressed, to such other Party at the address of such Party specified in this Agreement or such other address as either Party may from time to time designate by notice hereunder.

     23.10 Entire Agreement.

          This Agreement constitutes the entire agreement between the Parties for the Products defined herein. No waiver, consent, modification or change of terms of this Agreement


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          shall bind either Party unless in writing signed by both Parties, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given. There are no understandings, agreements, representations or warranties, expressed or implied, not specified herein regarding this Agreement or the Aspect Products purchased and/or licensed hereunder. Only the terms and conditions contained in this Agreement shall govern the transactions contemplated hereunder, notwithstanding any additional, different or conflicting terms which may be contained in any Order or other document provided by one Party to the other. Failure of either Party to object to provisions contained in any Order or other document provided by the other Party shall not be construed as a waiver or modification of the terms and conditions of this Agreement.

     23.11 Headings.

          Captions and headings contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

     23.12 Exhibits:

          The following Exhibits shall be part of this Agreement:

               Exhibit A: Aspect Products and Purchase Prices

               Exhibit B: Scheduled Order Process

               Exhibit C: Specifications: BISx Kit

               Exhibit D: Contact Persons/Addresses

               Exhibit E: Aspect and Spacelabs Trademarks

               Exhibit F: Applicable Standards

     23.13 Beneficiaries.

          Except for the provisions of Section 17 hereof, which are also for the benefit of the other persons indemnified, this Agreement is solely for the benefit of the parties hereto and their respective affiliates, successors in interest and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.

     23.14 Assignment.

          Neither Party may assign or delegate this Agreement or any rights or obligations under this Agreement without the prior written consent of the other, which shall not be unreasonably withheld; provided, however, that Spacelabs may, without the prior written consent of Aspect, assign and delegate this Agreement and any or all of its rights and obligations hereunder to any of its Affiliates, and provided that either party shall have the right to assign this Agreement in connection with a sale of the business of such party to which this Agreement relates.


                                    25 of 39

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IN WITNESS WHEREOF, this Agreement has been duly executed as a sealed instrument as of the date specified above.

Aspect Medical Systems, Inc.            Spacelabs Medical, Inc.


By: /s/ Michael Falvey                  By: /s/ Dave Tilley
    ---------------------------------       ------------------------------------
Title: CFO                              Title: President


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                                    EXHIBIT A

                       ASPECT PRODUCTS AND PURCHASE PRICES

A) BISX KIT:

ASPECT PART NUMBER   SPACELABS PART NUMBER   PRODUCT DESCRIPTION   UNIT OF MEASURE   LIST PRICE
------------------   ---------------------   -------------------   ---------------   ----------
186-0195-SL          719-0006-00             BISx Kit              1 (one) each         $[**]

Volume discounts:

 % OF NEW MONITORS      BISX KITS PURCHASED (AS A
SHIPPED "BIS READY"   % OF TOTAL NEW MONITORS SOLD)   SPACELABS PRICE
-------------------   -----------------------------   ---------------
       <[**]%                      [**]%                   $[**]
                                   [**]%                   $[**]
                                  >[**]%                   $[**]

        [**]%                      [**]%                   $[**]
                                   [**]%                   $[**]
                                  >[**]%                   $[**]

       >[**]%                      [**]%                   $[**]
                                   [**]%                   $[**]
                                  >[**]%                   $[**]

B) BIS DISPOSABLE SENSORS

ASPECT PART NUMBER   SPACELABS PART NUMBER   PRODUCT DESCRIPTION    UNIT OF MEASURE   LIST PRICE
------------------   ---------------------   -------------------    ---------------   ----------
186-0100             719-0008-00             BIS Standard Sensor    Box of 25            $[**]
186-0106             719-0002-00             BIS Quatro Sensor      Box of 25            $[**]
186-0200             719-0001-00             BIS Pediatric Sensor   Box of 25            $[**]
186-0160             719-0003-00             BIS Extend Sensor      Box of 25            $[**]


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     i)   Volume discounts:

ANNUAL SENSOR PURCHASE VOLUMES         SENSOR PRICE
     (BOXES OF 25 SENSORS)       (PER BOX OF 25 SENSORS)
------------------------------   -----------------------
              [**]                        $[**]
              [**]                        $[**]
              [**]                        $[**]
             >[**]                        $[**]

     Volume discount pricing is valid for all disposable BIS Sensors (BIS Standard Sensor, BIS Quatro Sensor, BIS Extend Sensor and BIS Pediatric Sensor).

     ii)  Demonstration sensors:

ASPECT PART NUMBER   SPACELABS PART NUMBER      PRODUCT DESCRIPTION      UNIT OF MEASURE   SPACELABS PRICE
------------------   ---------------------   -------------------------   ---------------   ---------------
186-XXXX             xxx-xxxx-xx             BIS Quatro Starter Kit      Box of 5               $[**]
186-XXXX             xxx-xxxx-xx             BIS Pediatric Starter Kit   Box of 5               $[**]

     Demonstration sensors cannot be resold by Spacelabs.

C) BIS SEMI-REUSABLE SENSORS

ASPECT PART NUMBER   SPACELABS PART NUMBER   PRODUCT DESCRIPTION   UNIT OF MEASURE         LIST PRICE   SPACELABS PRICE
------------------   ---------------------   -------------------   ---------------------   ----------   ---------------
186-0164             719-0005-00             SRS System            Box of 100 plus cable      $[**]          $[**]

     BIS Semi-Reusable Sensors are not for sale or distribution in the United States.


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D) SPARE PARTS/ACCESSORY PRICES

ASPECT PART NUMBER   SPACELABS PART NUMBER   ORDERABLE PARTS/PRODUCTS   UNIT OF MEASURE   ASPECT LIST PRICE       SPACELABS PRICE
------------------   ---------------------   ------------------------   ---------------   -----------------   ----------------------
186-0195-SL          719-0006-00             BISx Kit (replacement)            Ea               $[**]         Current Discount Price
                                                                                                                   for BISx Kit
186-0126             719-0004-00             PIC+ Cable (replacement)          Ea               $[**]                   $[**]
186-0137             719-0009-00             Sensor Simulator                  Ea               $[**]                   $[**]

E) CALCULATION OF VOLUME DISCOUNT:

     For the purpose of calculating the volume discount for a given calendar year, all BISx Kits and BIS Disposable Sensors shipped during that calendar year (excluding Demonstration Sensors and Products that are shipped free of charge) will be included in the total volume discount calculation.

     The initial pricing for a given calendar year is based on the total volume of BISx Kits and BIS disposable sensors purchased in the prior calendar year. For example, if [**] boxes of BIS disposable sensors were purchased in year 1, the initial volume pricing level for year 2 will be the [**] box level.

     If a higher volume level of BISx Kits or BIS disposable sensors is achieved during a given calendar year, the price on purchases made after achieving the higher volume level will reflect the price associated with the appropriate volume level achieved. All price adjustments will apply on a going forward basis. For example, if midway through year 1, [**] boxes of BIS disposable sensors are purchased, the price on [**] box of BIS disposable sensors will reflect the next volume break.

F) CURRENCY

     United States Dollars


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                                    EXHIBIT B

                             SCHEDULE ORDER PROCESS

BACKGROUND

The purpose of this Exhibit is to provide a mechanism through which Spacelabs' inventory of Aspect's Products may be maintained. Spacelabs shall provide a Firm Order Commitment to purchase Parts from Aspect; Aspect shall commit to maintain Parts inventory between established Minimum Levels and Maximum Levels.

1.   Definitions.

     1.1 PART shall mean an item sold by Aspect as is identified by Aspect part number and Spacelabs part number on the Part Detail Sheet.

     1.2 FIRM ORDER COMMITMENT shall mean the quantity of a Part that Spacelabs commits to purchase from Aspect. Such quantity shall be equal to the specified gross requirements for a week, as set in a Demand Schedule, multiplied by the time frame specified in the Part Detail Sheet.

     1.3 LONG LEAD TIME COMMITMENT shall mean the amount of long lead time or raw material components of a Part that Spacelabs commits to purchase from Aspect. Such Long Lead Time Commitment is shown as a monetary figure in the Part Detail Sheet.

     1.4 FORECASTED DEMAND shall mean Spacelabs' estimate of future demand based on anticipated and actual customer orders.

     1.5 SPACELABS PREMISES shall mean Spacelabs' manufacturing facility, located at 22011 SE 51st Street, Issaquah, WA 98029.

     1.6 MINIMUM LEVEL shall mean the minimum level of Part inventory that Aspect must maintain at the Spacelabs Premises, as set in the Part Detail Sheet.

     1.7 MAXIMUM LEVEL shall mean the maximum level of Part inventory that Aspect may maintain at the Spacelabs Premises, as set in the Part Detail Sheet.

     1.8 OVER SHIPMENT shall mean a delivery that causes the Quantity on Hand to exceed the agreed Maximum Level.

     1.9 QUANTITY ON HAND shall mean the total Part inventory physically available at the Spacelabs Premises.


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     1.10 PART DETAIL SHEET shall mean the information sheet stating Minimum
          Levels, Maximum Levels, Part Numbers, Firm Order Commitments, Purchase Price and Long Lead Time Commitment as is attached hereto and incorporated herein by this reference.

     1.11 DEMAND SCHEDULE IS AS DEFINED IN PARAGRAPH 3 (DEMAND SCHEDULE).

2.   Part Purchase Orders.

     Purchase Orders will be issued by Spacelabs for each Part covered under this Agreement. Part Purchase Orders authorize shipment to Spacelabs of the Parts identified in that Part Purchase Order in accordance with the terms of this Agreement.

3.   Demand Schedule.

     Spacelabs shall provide Aspect with a copy of a demand schedule stating, for the relevant Part, the Quantity on Hand, the Minimum Level and Maximum Level required as stated in the Part Detail Sheet, and nine months of Forecasted Demand (the first 8 weeks shown individually, then shown in monthly blocks thereafter). Such Demand Schedule shall be provided to Aspect on a weekly basis.

4.   Minimum Level Issue.

     Aspect agrees to provide at Spacelabs Premises sufficient quantities of such Part to meet or exceed such Minimum Level within a reasonable period of time from the provision to Aspect of the Demand Schedule.

5.   Maximum Level Issue.

     Aspect agrees to provide at Spacelabs Premises sufficient quantities of such Part not to exceed such Maximum Levels. Spacelabs reserves the right to reject that amount of the Parts exceeding the Maximum Level and return the same to Aspect at Aspect's cost, and Aspect agrees to issue a Return Merchandise Authorization to Spacelabs for such Parts.


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
                                                                           FIRM ORDER                     LONG LEAD TIME COMMITMENT
                                                                           COMMITMENT                           FOR LONG LEAD
      SLM P/N, REV.   SUPPLIER P/N, REV.   MINIMUM LEVEL   MAXIMUM LEVEL   TIME FRAME   PURCHASE PRICE   OR RAW COMPONENTS (IF ANY)
      -------------   ------------------   -------------   -------------   ----------   --------------   --------------------------
1.
2.
3.


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                                    EXHIBIT C

                            SPECIFICATIONS: BISX KIT

PHYSICAL SPECIFICATIONS

BISX KIT
[**]

BISX INTEGRAL CABLES
[**]

SAFETY SPECIFICATIONS

- The BISx complies with the essential requirements of the Medical Device Directive 93/42/EEC, as well as IEC 60601-1 and IEC 60601-2-26.

- It is a Type BF applied part. It has internal optical coupling and an isolation transformer for patient isolation.

- It is protected against damage from defibrillation as long as the sensor is not located between the defibrillator pads and is resistant to artifact from electrosurgery.

- United States federal law restricts this device to sale by or on the order of a physician.

-    BISx and cables are latex free.

ENVIRONMENTAL SPECIFICATIONS

WATER RESISTANCE: IEC 529 IPX4

TEMPERATURE RANGE
Operating: 0 to 40 degrees C (32 to 104 degrees F)
Storage: -40 to 70 degrees C (-40 to 158 degrees F)

HUMIDITY
Operating: 10 to 95% RH at 40 degrees C (104 degrees F), non-condensing
Storage: 10 to 95% RH at 60 degrees C (140 degrees F), non-condensing

ALTITUDE RANGE
Operating: Up to 6,130 m (20,000 ft)
Storage: Up to 15,300 m (50,000 ft)

PERFORMANCE SPECIFICATIONS

MEASUREMENT RANGES
[**]

NOISE (EEG WAVEFORM) [**]

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BIS NUMERIC UPDATE FREQUENCY [**]
BANDWIDTH [**]
IMPEDANCE MEASUREMENT RANGE [**]


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                                    EXHIBIT D
                            CONTACT PERSONS/ADDRESSES

CONTACT PERSONS AND RESPONSIBILITIES AT ASPECT:

                                                                                            EMAIL
                                                                                         PHONE NUMBER
PERSON                        TITLE                       RESPONSIBILITY                  FAX NUMBER
---------------   -----------------------------   ------------------------------   -----------------------
Joan Rubin        Sr. Director, Global Upstream   Contract and Marketing           jrubin@aspectms.com
                  Marketing

Steve Mesrobian   Director, OEM Engineering       Project Manager                  smesrobian@aspectms.com

Steve Perez       Director, Quality Systems       Quality and Regulatory Matters   sperez@aspectms.com

MAILING ADDRESS: Aspect Medical Systems, Inc.
                 141 Needham St.
                 Newton, MA 02464
                 USA

CONTACT PERSONS AND RESPONSIBILITIES AT SPACELABS:

                                                                                             EMAIL
                                                                                         PHONE NUMBER
PERSON                         TITLE                     RESPONSIBILITY                   FAX NUMBER
-----------------   --------------------------   ------------------------------   --------------------------
Chris Bild          Product Manager, Global      Marketing                        chris.bild@slmd.com
                    Strategic Marketing

Haji Habibi         Project Manager, Product     Engineering                      haji.habibi@slmd.com
                    Development

Al Van Houdt        Manager RA/QA                Quality and Regulatory Matters   al.vanhoudt@slmd.com

Katherine Stankus   Director,                    Marketing                        katherine.stankus@slmd.com
                    Global Strategic Marketing

Bill Labadie        Supply Chain Manager         Supplier Relationship and        bill.labadie@slmd.com
                                                 Agreements


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MAILING ADDRESS: Spacelabs Medical, Inc.
                 PO Box 7018
                 Issaquah, WA 98027-7018

PHYSICAL ADDRESS: 5150 220th Avenue SE
                  Issaquah, WA 98029

And for official notices to Spacelabs hereunder, a copy of such notice shall be delivered via telecopier to Spacelabs Legal Department at 425-657-7205.


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                                    EXHIBIT E
                         ASPECT AND SPACELABS TRADEMARKS

ASPECT TRADEMARKS     REFERENCE
-----------------     ---------
Aspect(R)             Aspect is a registered trademark of Aspect Medical
                      Systems, Inc

A-2000(TM)            A-2000 is a trademark of Aspect Medical Systems, Inc.

Bispectral Index(R)   Bispectral is a registered trademark of Aspect Medical
                      Systems, Inc.

BIS(R) BIS is a registered trademark of Aspect Medical Systems, Inc.

BISx(TM)              BISx is a trademark of Aspect Medical Systems, Inc.

BIS Ready(TM)         BIS Ready is a trademark of Aspect Medical Systems, Inc.

(BIS(R) LOGO)         BIS logo is a registered trademark of Aspect Medical
                      Systems, Inc.

(BISX(R) LOGO)        BISx logo is a registered trademark of Aspect Medical
                      Systems,


                                                                        P. 37/39

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
SPACELABS TRADEMARKS   REFERENCE
--------------------   ---------
(SPACELABS MEDICAL LOGO)
An OSI Systems Company

                       Spacelabs is a registered trademark of Spacelabs Medical, Inc.

Ultraview(R)           Ultraview is a registered trademark of Spacelabs Medical,
                       Inc

Ultraview SL(TM)       Ultraview SL is a registered trademark of Spacelabs
                       Medical, Inc


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

(ASPECT MEDICAL SYSTEMS(R) LOGO)                     (BRINGING INSIGHT OUT LOGO)

                                    EXHIBIT F

                              APPLICABLE STANDARDS

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
DOMESTIC

UL 60601-1                Medical Electrical Equipment, Part 1: General
                          Requirements for Safety
AAMI HE74:2001            Human Factors Design Process for Medical Devices

INTERNATIONAL

CSA 22.2 #601.1           Medical Electrical Equipment, Part 1: General
                          Requirements for Safety
AS/NZS 2064.1/2           Australian EMC Standard: Industrial, Scientific &
                          Medical Equipment

HARMONIZED EU STANDARDS

EN 475                    Medical Devices - Electrically generated alarm signals
EN 1041                   Information Supplied by the Manufacturer with Medical
                          Devices
EN 60601-1                Medical Electrical Equipment, Part 1: General
                          Requirements for Safety
EN 60601-1-2              Medical Electrical Equipment, Part 1: Electromagnetic
                          Compatibility
EN 60601-1-4              Medical Electrical Equipment, Part 1: Programmable
                          Medical Systems
ISO 14971-1               Medical Devices - Risk Management - Part 1:
                          Application of Risk Analysis
EN 60601-2-26             Medical Electrical Equip., Part 2: Particular
                          requirements for the safety of electroencephalographs.
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